December 17, 2003

Board of Directors

Southern States Power Company, Inc.

4505 Allstate Drive, Suite 108

Riverside, CA 92501

Re: S-8 Issuance Opinion

To Whom It May Concern:

In our capacity as counsel for Southern States Power Company, Inc., a Delaware corporation ("Southern States" or the "Company"), we have participated in the corporate proceedings relative to the authorization and issuance by the Company of a maximum of 21,000,000 shares of common stock pursuant to a Consulting Agreement as set out and described in the Company's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"). We have also participated in the preparation of the Registration Statement.

Based upon the foregoing and upon my examination of originals (or copies certified to our satisfaction) of such corporate records of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed, and assuming the accuracy and completeness of all information supplied me by the Company, having regard for the legal considerations which we deem relevant, I opine that:

  The Company is a corporation duly organized and validly existing under the laws of the State of Delaware;
  The Company has taken all requisite corporate action and all action required by the laws of the State of Delaware with respect to the authorization, issuance and sale of common stock to be issued pursuant to the Registration Statement;
  A maximum of 21,000,000 shares of common stock, when issued and distributed pursuant to the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

Please contact me with any questions in this regard.

Very truly yours,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons

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